Exhibit 4.5

DADE BEHRING
2004 INCENTIVE COMPENSATION PLAN

(as Amended and Restated Effective May 3, 2007 )

SECTION 1. PURPOSE

The purpose of this Dade Behring 2004 Incentive Compensation Plan (the “Plan”) is to attract, retain and motivate employees, officers and directors of Dade Behring Holdings, Inc. (the “Company”) and its Subsidiaries (individually or collectively, “Employer”) by providing them the opportunity to acquire a proprietary interest in the Company or other incentives and to align their interests and efforts to the interests of the Company’s stockholders. The Plan is intended to permit the grant of Awards that constitute “qualified performance-based compensation” under section 162(m) of the Code.

SECTION 2. DEFINITIONS

Certain terms used in this Plan have the meanings set forth in Appendix I.

SECTION 3. ELIGIBILITY

The Committee may grant an Award to any employee, officer or director of the Company or a Subsidiary whom the Committee from time to time selects.

SECTION 4. SHARES SUBJECT TO THE PLAN

4.1          Aggregate Shares

The number of shares of Common Stock issued under this Plan shall not exceed, in the aggregate, fourteen million three hundred thousand (14,300,000) shares of Common Stock (as such number is adjusted pursuant to Section 15 hereof). Common Stock to be issued with respect to Awards may be either authorized and unissued shares, treasury shares, or a combination thereof.

4.2          Limitations

Subject to adjustment as provided in Section 15, the number of shares of Common Stock issued under this Plan with respect to Restricted Stock, Stock Units, Performance Shares, Performance Units and Stock Appreciation Rights shall not exceed one million (1,000,000) shares of Common Stock. Subject to adjustment as provided in Section 15, no Participant shall be eligible to receive in any one calendar year Awards relating to more than five hundred thousand (500,000) shares of Common Stock.

4.3          Share Usage

Shares of Common Stock covered by an Award shall not be counted as used unless and until they are actually issued and delivered to a Participant. If any Award lapses, expires, terminates or is canceled prior to the issuance of shares of Common Stock hereunder or if shares of Common Stock are issued under this Plan to a Participant and thereafter are forfeited to or otherwise reacquired by the Company, the shares of Common Stock subject to such Awards and the forfeited or reacquired shares of Common Stock shall again be available for issuance under the Plan.  The number of shares of Common Stock available for issuance under the Plan shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional shares or credited as additional Restricted Stock, Stock Units, Performance Stock, Performance Units or Stock Appreciation Rights. Notwithstanding the foregoing, for purposes of the last sentence of Section 4.2, any such shares of Common Stock shall be counted in accordance with the requirements of section 162(m) of the Code.

Substitute Awards shall not reduce the number of shares authorized for issuance under the Plan. In the event that an Acquired Entity has shares available for awards or grants under one or more preexisting plans not adopted in contemplation of such acquisition or combination, then, to the extent determined by the Board or the Committee, the shares available for grant pursuant to the terms of such preexisting plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to holders of common stock of the entities are parties to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the number of shares of Common Stock authorized for issuance under the Plan; provided, however, that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of such preexisting plans, absent the acquisition or combination, and shall only be made to individuals who were not employees or non-employee directors of the Employer prior to such acquisition or combination.

SECTION 5. AWARDS

5.1          Form, Grant and Settlement of Awards

The Committee shall have the authority, in its sole discretion, to determine the type or types of Awards to be granted under this Plan. Such Awards may be granted either alone, in addition to, or in tandem with, any other type of Award. Any Award settlement may be subject to such conditions, restrictions and contingencies, as the Committee shall determine.

5.2          Evidence of Awards

Awards granted under the Plan shall be evidenced by a written (including electronic) instrument that shall contain such terms, conditions, limitations and restrictions as the Committee shall deem advisable and that are not inconsistent with this Plan.

5.3          Deferrals

The Committee may permit a Participant to defer receipt of the payment of any Award. If any such deferral election is permitted, the Committee, in its sole discretion, shall establish rules and procedures for such payment deferrals, which may include provisions for the payment or crediting of interest or dividend equivalents or converting such credits to deferred share unit equivalents.

Notwithstanding any provision in the Plan or any Award to the contrary, the Company may, at any time and without participant consent, modify the terms of the Plan or any Award as it determines appropriate to avoid or mitigate the imposition of additional taxes under section 409A of the Code. To the extent deemed appropriate by the Committee, the Plan shall be interpreted and construed in such a manner to avoid the imposition of additional taxes under section 409A of the Code.

SECTION 6. OPTIONS

6.1          Grant of Options

The Committee may grant Options. Options granted are not intended to be “incentive stock options” within the meaning of section 422A of the Code.

6.2          Option Exercise Price

The exercise price for a share of Common Stock purchased under an Option shall not be less than 100% of the Fair Market Value of a share of Common Stock for the date of grant, except in the case of Substitute Awards.

6.3          Term of Options

Subject to earlier termination in accordance with the terms of this Plan and the instrument evidencing the Option, the maximum term of an Option shall be ten years from the date of grant.

6.4          Exercise of Options

The Committee shall establish and set forth in each instrument that evidences an Option the time at which, or the installments in which, the Option shall vest and become exercisable, any of which provisions may be waived or modified by the Committee at any time. To the extent an Option has vested and become exercisable, the Option may be exercised in whole or in part from time to time prior to its expiration by delivery to the Company of a properly executed stock option exercise agreement or notice, in a form and in accordance with procedures established by the Committee, setting forth the number of shares of Common Stock with respect to which the Option is being exercised, the restrictions imposed on the shares of Common Stock purchased under such exercise agreement, if any, and such representations and agreements as may be required by the Committee, accompanied by payment in full as described in Section 6.5.

6.5          Payment of Exercise Price

The exercise price for shares purchased under an Option shall be paid in full to the Company by delivery of consideration equal to the product of the Option exercise price and the number of shares of Common Stock purchased. Such consideration must be paid before the Company will issue the shares of Common Stock being purchased and must be in a form or a combination of forms acceptable to the Committee for that purchase, which forms may include: (i) cash or its equivalent (e.g., by check), (ii) other shares of Common Stock (by either actual delivery of Common Stock or by attestation—presenting satisfactory proof of beneficial ownership of such Common Stock, in the amount or value equal to the product of the Option exercise price multiplied by the number of shares of Common Stock to be acquired plus the amount of any additional federal, state and local taxes required to be withheld by reason of the exercise of the Option, (iii) by a “cashless exercise” through a third party, or (iv) such other consideration as the Committee may permit.

6.6          Post-Termination Exercise

The Committee shall establish and set forth in each instrument that evidences an Option whether the Option shall continue to be exercisable, and the terms and conditions of such exercise, after a Termination of Service, any of which provisions may be waived or modified by the Committee at any time. If not so established in the instrument evidencing the Option, the Option shall be exercisable according to the following terms and conditions, which may be waived or modified by the Committee at any time:

(a)                                  Any portion of an Option that is not vested and exercisable on the date of a Participant’s Termination of Service shall expire on such date.

(b)                                 Any portion of an Option that is vested and exercisable on the date of a Participant’s Termination of Service shall expire on the earliest to occur of:

(i)                                     if the Participant’s Termination of Service occurs for reasons other than Cause, Disability or death, the date that is ninety days after the date of such Termination of Service;

(ii)                                  if the Participant’s Termination of Service occurs by reason of Disability or death, the date that is six months after the date of such Termination of Service; effective for Options issued subsequent to May 3, 2007, the date that is twelve months after the date of such Termination of Service;

(iii)                               the last day of the maximum term of the Option (the “Option Expiration Date”); and

(iv)                              the date provided in Section 15.2 below.

Notwithstanding the foregoing, if a Participant dies after his or her Termination of Service but while an Option is otherwise exercisable, the portion of the Option that is vested and exercisable on the date of such Termination of Service shall expire upon the earlier to occur of (y) the Option Expiration Date and (z) the six month anniversary of the date of death, (effective for Options issued subsequent to May 3, 2007, the date that is twelve months after the date of death) unless the Committee determines otherwise.

Also notwithstanding the foregoing, in case a Participant’s Termination of Service occurs for Cause, all Options granted to the Participant shall automatically expire upon first notification to the Participant of such termination, unless the Committee determines otherwise. If a Participant’s employment or service relationship with the Company is suspended pending an investigation of whether the Participant shall be terminated for Cause, all the Participant’s rights under any Option shall likewise be suspended during the period of investigation. If any facts that would constitute termination for Cause are discovered after a Participant’s Termination of Service, any Option then held by the Participant may be immediately terminated by the Committee, in its sole discretion.

SECTION 7. RESTRICTED STOCK AND STOCK UNITS

7.1          Grant of Restricted Stock and Stock Units

The Committee may grant Restricted Stock and Stock Units on such terms and conditions and subject to such repurchase or forfeiture restrictions, if any (which may be based on continuous service with the Company or a Subsidiary or the achievement of any performance criteria), as the Committee shall determine in its sole discretion, which terms, conditions and restrictions shall be set forth in the instrument evidencing the Award.

7.2          Issuance of Shares; Settlement of Awards

Upon the satisfaction of any terms, conditions and restrictions prescribed with respect to Restricted Stock or Stock Units, or upon a Participant’s release from any terms, conditions and restrictions of Restricted Stock or Stock Units, as determined by the Committee, and subject to the provisions of Section 11, (a) the shares of Restricted Stock covered by each Award of Restricted Stock shall become freely transferable by the Participant, and (b) Stock Units shall be paid in shares of Common Stock or, if set forth in the instrument evidencing the Awards, in a combination of cash and shares of Common Stock as the Committee shall determine in its sole discretion. Any fractional shares subject to such Awards shall be paid to the Participant in cash.

7.3          Dividends and Distributions

Participants holding shares of Restricted Stock or Stock Units may, if the Committee so determines, be credited with dividends paid with respect to the underlying shares of Common Stock or dividend equivalents while they are so held in a manner determined by the Committee in its sole discretion. The Committee may apply any restrictions to the dividends or dividend equivalents that the Committee deems appropriate. The Committee, in its sole discretion, may determine the form of payment of dividends or dividend equivalents, including cash, shares of Common Stock, Restricted Stock or Stock Units.

7.4          Waiver of Restrictions

Notwithstanding any other provisions of this Plan, the Committee, in its sole discretion, may waive the repurchase or forfeiture period and any other terms, conditions or restrictions on any Restricted Stock or

Stock Unit under such circumstances and subject to such terms and conditions as the Committee shall deem appropriate.

SECTION 8. PERFORMANCE STOCK AND PERFORMANCE UNITS

8.1          Grant of Performance Stock

The Committee may grant Awards of Performance Stock and designate the Participants to whom Performance Stock is to be awarded and determine the number of shares of Performance Stock, the length of the performance period and the other terms and conditions of each such Award. Each Award of Performance Stock shall entitle the Participant to a payment in the form of Common Stock, cash or a combination, as the Committee may determine, upon the attainment of performance criteria and other terms and conditions specified by the Committee. Notwithstanding the satisfaction of any performance criteria, the number of shares to be issued or the amount of cash to be paid under an Award of Performance Stock may be adjusted on the basis of such further consideration as the Committee shall determine in its sole discretion.

8.2          Grant of Performance Units

The Committee may grant Awards of Performance Units and designate the Participants to whom Performance Units are to be awarded and determine the number of Performance Units, the length of the performance period and the terms and conditions of each such Award. Each Award of Performance Units shall entitle the Participant to a payment in the form of Common Stock, cash or a combination, as the Committee may determine, upon the attainment of performance criteria and other terms and conditions specified by the Committee. Notwithstanding the satisfaction of any performance criteria, the number of shares to be issued or the amount of cash to be paid under an Award of Performance Units may be adjusted on the basis of such further consideration as the Committee shall determine in its sole discretion.

SECTION 9. CASH-BASED AWARDS

The Committee may grant other incentives payable in cash under this Plan as it determines appropriate. Cash awards may be subject to terms and conditions, which may vary from time to time and among Participants, as the Committee deems appropriate. The maximum amount of a cash award which may be granted to a Participant during any calendar year under this Plan shall not be greater than five million dollars ($5,000,000). Payment of cash awards under this Plan will normally depend on meeting Performance Goals.

SECTION 10. STOCK APPRECIATION RIGHTS

10.1   Grant of Stock Appreciation Rights

The Committee may grant Stock Appreciation Rights to Participants on such terms and conditions as the Committee shall determine in its sole discretion, which terms and conditions shall be set forth in the instrument evidencing the Award. The Committee shall determine in its sole discretion the number of shares of Common Stock subject to Stock Appreciation Rights granted. A Stock Appreciation Right may be granted in tandem with an Option or other Award or alone (“freestanding”). The grant price of a tandem Stock Appreciation Right shall be equal to the exercise price of the related Option, and the grant price of a freestanding Stock Appreciation Right shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant. A Stock Appreciation Right may be exercised upon such terms and conditions and for such term as the Committee determines in its sole discretion; provided, however, that, subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the Stock Appreciation Right, the term of a Stock Appreciation Right shall not exceed ten years from the date of grant.

10.2   Payment of Stock Appreciation Rights Amount

Upon the exercise of a Stock Appreciation Right, a Participant shall be entitled to receive payment in an amount determined by multiplying:  (a) the difference between the Fair Market Value of a share of the Common Stock on the date of exercise over the grant price by (b) the number of shares of Common Stock with respect to which the Stock Appreciation Right is exercised. At the discretion of the Committee as set forth in the instrument evidencing the Award, the payment upon exercise of a Stock Appreciation Right may be in cash, in shares of Common Stock, in some combination thereof or in any other manner approved by the Committee in its sole discretion.

SECTION 11. PERFORMANCE GOALS

11.1   Awards Subject to Performance Goals

Awards of Restricted Stock, Stock Units, Performance Shares, Performance Units, Cash- Based Awards, Stock Appreciation Rights, Options and other Awards made pursuant to this Plan may be made subject to such criteria and objectives as may be established by the Committee, which shall be satisfied or met (i) as a condition to the exercisability of all or a portion of an Option, (ii) as a condition to the grant of an Award, or (iii) as a condition to the Participant’s receipt of the shares of Common Stock or cash subject to such Award. In the case of an Award that is intended to qualify as “qualified performance-based compensation” under section 162(m) of the Code, such performance goals may include any or all of the following or any combination thereof:  net income (earnings less interest and taxes); earnings before interest, taxes, depreciation, amortization and non-recurring and non-cash charges (or any combination thereof); gross margin; operating margin; revenue growth; net cash flow (EBITDA less capital spending, taxes paid, one-time nonrecurring items such as restructuring cost and adjusted for the change in the managed capital base which includes trade account receivable, net inventory, pre-paids, accounts payable and accrued liabilities and other operating related cash inflows and outflows) or other cash flow(s) including operating cash flows, free cash flow, discounted cash flow return on investment and cash flow in excess of cost of capital (or any combination thereof); earnings or operating earnings per share (primary or fully diluted); economic value added; cash-flow return on investment; income (pre-tax or net); total shareholder return; return on investment; return on equity; return on assets; return on sales; return on invested capital,  the attainment by a share of Common Stock of a specified Fair Market Value for a specified period of time; an increase in the Fair Market Value of a share of Common Stock; customer satisfaction metrics; regulatory compliance metrics; revenue; net operating profits after taxes; debt to equity ratio; price/earnings ratio; market share; expense ratios; expense reduction; completion of key projects; any individual performance objective measured solely in terms of quantitative targets related to the Company, the Employer or the Employer’s business; or any increase or decrease of one or more of the forgoing over a specified period (the “Performance Goals”). Performance Goals may be stated in absolute terms or relative to comparison companies or indices to be achieved during a period of time. The Committee shall have absolute discretion to reduce the amount of the Award payable to any Participant for any period below the maximum Award determined based on the attainment of Performance Goals, and the Committee may decide not to pay any such Award to a Participant for a period, based on such criteria, factors and measures as the Committee in its sole discretion may determine, including but not limited to individual performance or impact and financial and other performance or financial criteria of the Company, a Subsidiary or other business unit in addition to Performance Goals.

11.2   Use and Calculation of Performance Goals

Performance Goals may relate to the performance of the Company, the Employer, any portion of the business, product line, or any combination thereof, relative to a market index, a group of other companies (or their subsidiaries, business units or product lines), or a combination thereof, all as determined by the Committee. If the Committee desires that compensation payable pursuant to any Award subject to

Performance Goals be “qualified performance-based compensation” within the meaning of section 162(m) of the Code, the Performance Goals (i) shall be established by the Committee no later than the end of the first 90 days of the performance period or period of restriction, as applicable (or such other time prescribed by the Internal Revenue Service) and (ii) shall satisfy all other applicable requirements imposed by Treasury Regulations promulgated under section 162(m) of the Code, including the requirement that such Performance Goals be stated in terms of an objective formula or standard and the Committee may not in any event increase the amount of compensation payable to a Participant upon the satisfaction of any Performance Goal. Each Award may provide for lesser payment in the event of partial fulfillment of Performance Goals.

SECTION 12. ADMINISTRATION

The Committee shall have the power, authority and discretion to administer this Plan and prescribe, amend and rescind rules and procedures governing the administration of this Plan, including but not limited to the full power, authority and discretion to: (a) select employees, officers or directors of the Employer to whom Awards may from time to time be granted under this Plan; (b) determine the type or types of Awards to be granted to each Participant under this Plan; (c) determine the number of shares of Common Stock to be covered by each Award granted under this Plan; (d) determine the terms and conditions of any Award granted under this Plan; (e) approve the forms of agreements for use under this Plan; (f) determine whether, to what extent and under what circumstances Awards may be settled in cash, shares of Common Stock or other property or canceled or suspended; (g) determine whether, to what extent and under what circumstances cash, shares of Common Stock, other property and other amounts payable with respect to an Award shall be deferred at the election of the Participant or the Committee; (h) interpret and administer this Plan and any instrument evidencing an Award or agreement entered into under this Plan; (i) establish such rules and regulations as it shall deem appropriate for the proper administration of this Plan; and (j) make any other determination and take any other action that the Committee deems necessary or desirable for administration of this Plan.

A majority of the Committee shall constitute a quorum. The acts of the Committee shall be either (i) acts of a majority of the members of the Committee present at any meeting at which a quorum is present or (ii) acts approved in writing by all of the members of the Committee without a meeting. To the extent consistent with applicable law, the Committee in its sole discretion and on such terms and conditions as it may provide may delegate all or any part of its authority and power under the Plan to one or more directors or officers of the Company. All determinations, decisions, interpretations and other actions by the Committee and any delegate of the Committee shall be final, conclusive and binding on all persons and shall be given the maximum deference permitted by law.

Without amending this Plan, the Committee may grant Awards or other awards to eligible persons who are foreign nationals on such terms and conditions different from those specified in this Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of this Plan and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, subplans and the like as may be necessary or advisable to comply with provisions of laws or regulations or conform to the requirements to operate the Plan in a tax advantageous manner in other countries or jurisdictions in which the Employer operates or has employees.

SECTION 13. WITHHOLDING

The Employer may require the Participant to pay to the Employer the amount of (a) any taxes that the Employer is required by applicable federal, state, local or foreign law to withhold with respect to the grant, vesting or exercise of an Award (“tax withholding obligations”) and (b) any amounts due from the Participant to the Employer (“other obligations”). The Company shall not be required to issue any shares of Common Stock or otherwise settle an Award under the Plan until such tax withholding obligations and other obligations are satisfied.

The Committee may permit or require a Participant to satisfy all or part of the Participant’s tax withholding obligations and other obligations by (a) paying cash to the Employer, (b) having the Employer withhold an amount from any cash amounts otherwise due or to become due from the Employer to the Participant, (c) having the Employer withhold a number of shares of Common Stock that would otherwise be issued to the Participant (or become vested in the case of Restricted Stock) having a Fair Market Value equal to the tax withholding obligations and other obligations, or (d) surrendering a number of shares of Common Stock the Participant already owns having a value equal to the tax withholding obligations.

SECTION 14. ASSIGNABILITY

No Award or interest in an Award may be sold, assigned, pledged (as collateral for a loan or as security for the performance of an obligation or for any other purpose) or transferred by a Participant or made subject to attachment or similar proceedings otherwise than by will or by the applicable laws of descent and distribution, except to the extent the Participant designates one or more beneficiaries on a Company-approved form who may exercise the Award or receive payment under the Award after the Participant’s death. During a Participant’s lifetime, an Award may be exercised only by the Participant. Notwithstanding the foregoing, the Committee, in its sole discretion, may establish procedures and processes with regard to beneficiary designation including eliminating the ability to designate a beneficiary and may permit a Participant to assign or transfer an Award; provided, however, that any Award so assigned or transferred shall be subject to all the terms and conditions of the Plan and the instrument evidencing the Award.

SECTION 15. ADJUSTMENTS

15.1   Adjustment for Change in Common Stock

In the event of a reorganization, recapitalization, stock split, stock dividend, spin-off, combination, corporate exchange, merger, consolidation or other change in the Common Stock or any distribution to shareholders other than regular cash dividends or any transaction determined in good faith by the Committee to be similar to the foregoing, the Committee shall make appropriate equitable changes in the number and type of shares of Common Stock authorized by this Plan, the number and type of shares of Common Stock covered by outstanding Awards and the Option exercise price specified therein, if any, and the maximum number of shares of Common Stock for which Awards may be granted during a calendar year to a Participant. Subject to Section 15.2, if the Company consolidates with or merges into any entity or reclassifies or reorganizes its shares of Common Stock, or if there shall occur any share exchange or other similar extraordinary transaction, in each case pursuant to which all of the outstanding shares of Common Stock are converted into, exchanged or otherwise transferred for, stock or other securities, rights, options, assets, notes, cash or other property, then the Participants shall have the right thereafter to receive, upon exercise of their Options (at the same aggregate Option Price), the number of shares of stock and other securities, rights, options, assets, notes, cash and other property to which a holder of the number of shares of Common Stock into which the Option could have been exercised immediately prior to such event (without regard to any limitations on exercisability pursuant to this Plan) would have been entitled upon such transaction and the Company shall make lawful provision therefore as a part of such consolidation, merger, reclassification, reorganization, share exchange or other similar extraordinary transaction.

15.2   Change in Control

In connection with a Change in Control, the Committee will determine to what extent, if any, the Awards shall become cancelled subject to the satisfaction of the following condition:  each holder of

Awards, whether or not vested and exercisable, will be given a reasonable opportunity to exercise such rights prior to the consummation of a Change in Control and participate in such Change in Control as holders of Common Stock. Without limitation on the foregoing Participant right to exercise Awards prior to the Change in Control, the Committee may, but shall not be obligated to, make provision in connection with a Change in Control for a cash payment to each holder of Awards in consideration for the cancellation of such Awards which may equal the excess, if any, of the value of the consideration to be paid in the transaction to holders of the same number of shares of Common Stock subject to such Awards (or if no consideration is paid in any such transaction, the Fair Market Value of shares of Common Stock subject to such Awards) over the aggregate Option exercise price, if any, of such Awards.

The Committee shall have the discretion, exercisable at any time before a sale, merger, consolidation, reorganization, liquidation, dissolution or change of control of the Company, as defined by the Committee, to take such further action as it determines to be necessary or advisable with respect to Awards. Such authorized action may include (but shall not be limited to) establishing, amending or waiving the type, terms, conditions or duration of, or restrictions on, Awards so as to provide for earlier, later, extended or additional time for exercise, lifting restrictions and other modifications, and the Committee may take such actions with respect to all Participants, to certain categories of Participants or only to individual Participants. The Committee may take such action before or after granting Awards to which the action relates and before or after any public announcement with respect to such sale, merger, consolidation, reorganization, liquidation, dissolution or change of control that is the reason for such action.

Notwithstanding any other provision of this Plan to the contrary, unless the Committee shall determine otherwise at the time of grant with respect to a particular Award, in the event of a Change in Control:

(a)                                  any Options and Stock Appreciation Rights outstanding as of the date such Change in Control is determined to have occurred, and which are not then exercisable and vested, shall become fully exercisable and vested;

(b)                                 any restrictions and deferral limitations applicable to any Restricted Stock or Stock Units shall lapse, and such Restricted Stock or Stock Units shall become free of all restrictions and limitations and become fully vested and transferable;

(c)                                  all Performance Stock and Performance Units shall be considered to be earned and payable in full, and any deferral or other restriction shall lapse and such Performance Stock and Performance Units shall be immediately settled or distributed; and

(d)                                 any restrictions and deferral limitations and other conditions applicable to any other Awards shall lapse, and such other Awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable.

15.3   No Limitations

The grant of Awards shall in no way affect the Company’s right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

SECTION 16. AMENDMENT AND TERMINATION

16.1   Amendment, Suspension or Termination

The Board may amend, suspend or terminate this Plan or any portion of this Plan at any time and in such respects as it shall deem advisable; provided, however, that, to the extent required by applicable law, regulation or stock exchange rule, stockholder approval shall be required for any amendment to this Plan.

Subject to Section 16.3, the Board or the Committee may amend the terms of any outstanding Award, prospectively or retroactively; provided, however, that, to the extent that any such amendment constitutes a “repricing” under applicable law, regulation, stock exchange rule or generally accepted accounting principle, stockholder approval shall be required for such amendment.

16.2   Term of the Plan

Unless sooner terminated as provided herein, this Plan shall terminate ten years from the date this Plan was approved by shareholders of the Company. After this Plan is terminated, no future Awards may be granted, but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions.

16.3   Consent of Participant

The amendment, suspension or termination of this Plan or a portion thereof or the amendment of an outstanding Award shall not, without the Participant’s consent, materially adversely affect any rights under any Award theretofore granted to the Participant under this Plan. Notwithstanding the foregoing, any adjustments made pursuant to Section 15 or Section 5.3 shall not be subject to these restrictions.

SECTION 17. GENERAL

17.1   No Individual Rights

No individual or Participant shall have any claim to be granted any Award under the Plan, and the Company has no obligation for uniformity of treatment of Participants under the Plan.

Furthermore, nothing in the Plan or any Award granted under the Plan shall be deemed to constitute an employment contract or confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Employer or limit in any way the right of the Employer to terminate a Participant’s employment or other relationship at any time, with or without cause.

17.2   No Rights as a Stockholder

Unless otherwise provided by the Committee or in the instrument evidencing the Award or in a written employment, services or other agreement, no Award shall entitle the Participant to any cash dividend, voting or other right of a stockholder unless and until the date of issuance under the Plan of the shares of Common Stock that are the subject of such Award.

17.3   Issuance of Shares

Notwithstanding any other provision of this Plan, the Company shall have no obligation to issue or deliver any shares of Common Stock under this Plan or make any other distribution of benefits under this Plan unless, in the opinion of the Company’s counsel, such issuance, delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933, as amended, or the laws of any state or foreign jurisdiction) and the applicable requirements of any securities exchange or similar entity.

The Company shall be under no obligation to any Participant to register for offering or resale or to qualify for exemption under the Securities Act of 1933, as amended, or to register or qualify under the laws of any state or foreign jurisdiction, any shares of Common Stock, security or interest in a security paid or issued under, or created by, this Plan, or to continue in effect any such registrations or qualifications if made.

As a condition to the exercise of an Option or any other receipt of shares of Common Stock pursuant to an Award under this Plan, the Company may require (a) the Participant to represent and warrant at the time of any such exercise or receipt that such shares of Common Stock are being purchased or received only for the Participant’s own account and without any present intention to sell or distribute such shares and (b) such other action or agreement by the Participant as may from time to time be necessary or deemed appropriate by the Committee to comply with the federal, state and foreign securities laws. At the option of the Company, a stop-transfer order against any such shares of Common Stock may be placed on the official stock books and records of the Company, and a legend indicating that such shares of Common Stock may not be pledged, sold or otherwise transferred, unless an opinion of counsel is provided (concurred in by counsel for the Company) stating that such transfer is not in violation of any applicable law or regulation, may be stamped on stock certificates to ensure exemption from registration. The Committee may also require the Participant to execute and deliver to the Company a purchase agreement or such other agreement as may be in use by the Company at such time that describes certain terms and conditions applicable to the shares of Common Stock.

To the extent this Plan or any instrument evidencing an Award provides for issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

17.4   Indemnification

Each person who is or shall have been a member of the Board, the Committee, a committee appointed by the Board or Committee, or an officer of the Company to whom authority was delegated in accordance with Section 3 shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by such person in settlement thereof, with the Company’s approval, or paid by such person in satisfaction of any judgment in any such claim, action, suit or proceeding against such person; provided, however, that such person shall give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person’s own behalf, unless such loss, cost, liability or expense is a result of such person’s own willful misconduct or except as expressly provided by statute.

The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Company’s certificate of incorporation or bylaws, as a matter of law, or otherwise, or of any power that the Company may have to indemnify or hold harmless.

17.5   Participants in Other Countries

The Committee shall have the authority to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with provisions of the laws of any countries in which the Employer may operate to ensure the viability of the benefits from Awards granted to Participants employed in such countries, to meet the requirements of local laws that permit the Plan to operate in a qualified or tax-efficient manner, to comply with applicable foreign laws and to meet the objectives of the Plan.

17.6   No Trust or Fund

The Plan is intended to constitute an “unfunded” plan. Nothing contained herein shall require the Company to segregate any monies or other property, or shares of Common Stock, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant, and no Participant shall have any rights that are greater than those of a general unsecured creditor of the Company.

17.7   Successors

All obligations of the Company under the Plan with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all the business and/or assets of the Company.

17.8   Severability

If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Committee’s determination, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

17.9   Delaware Law to Govern

This Plan shall be governed by and construed in accordance with the laws of the State of Delaware without regard to internal conflict rules.

17.10                 Law Requirements

The granting of Awards and the issuance of shares of Common Stock under the Plan is subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

APPENDIX I

“Acquired Entity” means any entity acquired by the Company or a Subsidiary or with which the Company or a Subsidiary merges or combines.

“Award” means any Option, Restricted Stock, Stock Unit, Performance Stock, Performance Unit, Cash-Based Award, Stock Appreciation Right, dividend equivalent or other incentive payable in cash or in shares of Common Stock as may be designated by the Committee from time to time.

“Board” means the Company’s board of directors.

“Cash-Based Awards” means an Award granted under Section 9.

“Cause” shall have the meaning assigned to such term in any individual Participant’s written employment arrangements with the Company or any of its Subsidiaries, and additionally, in any event shall include (or in the absence of any such written employment arrangement shall mean) (a) the commission by the Participant of a felony (or a crime involving moral turpitude); (b) theft, conversion, embezzlement or misappropriation by the Participant of funds or other assets of the Employer or any other act of fraud or dishonesty with respect to the Employer (including acceptance of any bribes or kickbacks or other acts of self-dealing); (c) intentional, negligent or unlawful misconduct by the Participant which causes harm to the Employer or exposes the Employer to a substantial risk of harm; (d) the violation by the Participant of any law regarding employment discrimination or sexual harassment; (e) the failure by the Participant to comply with any material policy generally applicable to employees of the Employer; (f) the Participant’s failure to follow the reasonable directives of the Board or the Chief Executive Officer; (g) the unauthorized dissemination by the Participant of confidential information; (h) breach of any fiduciary duty owed to the Employer, including without limitation, engaging in directly competitive acts while employed by the Employer; or (i) any other material breach by the Participant of any employment or noncompete agreement.

“Change in Control” unless the Committee determines otherwise with respect to an Award at the time the Award is granted, means the occurrence of any of the following:

(a)                                  Any “Person” (having the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (“1934 Act”) and used in Sections 13(d) and 14(d) thereof, including a “group” within the meaning of Section 13(d)(3)) has or acquires “Beneficial Ownership” (within the meaning of Rule 13d-3 under the 1934 Act) of thirty percent (30%) or more of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors (“Voting Securities”); provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are held or acquired by the following:  (i) the Company or any of its Subsidiaries or (ii) an employee benefit plan (or a trust forming a part thereof) maintained by the Company or any of its subsidiaries (the persons or entities described in (i) and (ii) shall collectively be referred to as the “Excluded Group”), shall not constitute a Change in Control.

(b)                                 At any time during a period of two consecutive years, the individuals who at the beginning of such period constituted the Board (the “Incumbent Board”) cease for any reason to constitute more than fifty percent (50%) of the Board; provided, however, that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of more than fifty percent (50%) of the directors then comprising the Incumbent Board, such new director shall, for purposes of this subsection (b), be considered as though such person were a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of (i) either an actual “Election Contest” (as described in the former Rule 14a-11 promulgated under the 1934 Act) or other actual solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board (a “Proxy Contest”), or (ii) by reason of any agreement intended to avoid or settle any actual or threatened Election Contest or Proxy Contest.

(c)                                  Immediately prior to a consummation of a merger, consolidation or reorganization or similar event involving the Company, whether in a single transaction or in a series of transactions (“Business Combination”), unless, following such Business Combination:

(i)                                     the Persons with Beneficial Ownership of the Company, immediately before such Business Combination, have Beneficial Ownership of more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation (or in the election of a comparable governing body of any other type of entity) resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Surviving Company”) in substantially the same proportions as their Beneficial Ownership of the Voting Securities immediately before such Business Combination;

(ii)                                  the individuals who were members of the Incumbent Board immediately prior to the execution of the initial agreement providing for such Business Combination constitute more than fifty percent (50%) of the members of the board of directors (or comparable governing body of a noncorporate entity) of the Surviving Company; and

(iii)                               no Person (other than a member of the Excluded Group or any Person who immediately prior to such Business Combination had Beneficial Ownership of thirty percent (30%) or more of the then Voting Securities) has Beneficial Ownership of thirty percent (30%) or more of the then combined voting power of the Surviving Company’s then outstanding voting securities.

(d)                                 Immediately prior to the assignment, sale, conveyance, transfer, lease or other disposition of all or substantially all of the assets of the Company to any Person (other than a member of the Excluded Group) unless, immediately following such disposition, the conditions set forth in paragraph (c)(i), (ii) and (iii) above will be satisfied with respect to the entity which acquires such assets.

(e)                                  Approval by the Company’s stockholders of a liquidation or dissolution of the Company or the occurrence of a liquidation or dissolution of the Company.

“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.

“Committee” means (a) the Chief Executive Officer with respect to Awards to employees of the Employer other than executive officers or directors of the Company, (b) the Compensation Committee of the Board with respect to Awards to executive officers, and (c) the Governance Committee of the Board with respect to Awards to directors of the Company.

“Common Stock” means the Company’s class of capital stock designed as Common Stock, par value one cent ($0.01) per share, or, in the event that the outstanding shares of Common Stock are after the date this Plan is approved by the shareholders of the Company, recapitalized, converted into or exchanged for different stock or securities of the Company, such other stock or securities.

“Disability” means disability as defined in the Company’s long-term disability plan or as otherwise determined by the Committee.

“Employer” means individually or collectively Dade Behring Holdings, Inc. or its Subsidiaries.

“Fair Market Value” of a share of Common Stock means on a given date (a) if the principal market for the Common Stock is the Nasdaq stock market, a national securities exchange or other recognized national market or service reporting sales, the closing price of a share of Common Stock on the date of the determination on the principal market on which the Common Stock is then listed or admitted to trading, (b) if the Common Stock is not listed on the Nasdaq stock market, a national securities exchange or other recognized national market or service reporting sales, the closing price of a share of Common Stock on the date of the determination as reported by the system then regarded as the most reliable source of such quotations, (c) if the Common Stock is listed on a domestic stock exchange or market or quoted in a domestic market or service, but there are not reported sales or quotations, as the case may be, on the given date, the value determined pursuant to (a) or (b) above using the reported sale prices or quotations on the last previous day on which so reported or (d) if none of the foregoing clauses apply, the fair market value of a share of Common Stock as determined in good faith by the Board and stated in writing in a notice delivered to the holders of the Common Stock involved.

“Option” means any option enabling the holder thereof to purchase a share of Common Stock from the Company granted pursuant to the provisions of this Plan.

“Participant” means any employee, office or director of the Employer to whom an Award is granted.

“Performance Goal” has the meaning set forth in Section 11.1.

“Performance Stock” means an Award granted under Section 8.1.

“Performance Unit” means an Award granted under Section 8.2.

“Plan” means Dade Behring 2004 Incentive Compensation Plan.

“Award Shares” with respect to a Participant, means Common Stock issuable to such Participant with respect to an Award or upon exercise of an Award granted hereunder.

“Restricted Stock” means an Award of shares of Common Stock granted under Section 7, the rights of ownership of which may be subject to restrictions prescribed by the Committee.

“Stock Appreciation Right” means an Award providing a right to stock appreciation granted under Section 10.

“Stock Unit” means an Award granted under Section 7 denominated in units of Common Stock.

“Subsidiary” shall mean (a) any corporation of which the outstanding equity interests having at least a majority of votes entitled to be cast in the election of the directors under ordinary circumstances shall at the time be owned, directly or indirectly, by the Company or (b) any other type of business entity of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by the Company.

“Substitute Awards” means Awards granted or shares of Common Stock issued by the Company in assumption of, or in substitution or exchange for, awards previously granted by a company acquired by the Employer or with which the Employer combines.

“Termination of Service” means a termination of employment or service relationship with the Company or a Subsidiary for any reason, whether voluntary or involuntary, including by reason of death, Disability or retirement. Any question as to whether and when there has been a Termination of Service for the purposes of an Award and the cause of such Termination of Service shall be determined by the Committee, whose determination shall be conclusive and binding. Transfer of a Participant’s employment or service relationship between the Company and any Subsidiary shall not be considered a Termination of Service for purposes of an Award. Unless the Committee determines otherwise, a Termination of Service shall be deemed to occur if the Participant’s employment or service relationship is with an entity that has ceased to be a Subsidiary.